VirtualSellers.com, Inc.
Suite 1000
120 North LaSalle Street
Chicago, IL 60602

November 9, 2001

Dr. Dennis Sinclair
President,
VirtualSellers.com, Inc.
Suite 1000,
120 North LaSalle Street
Chicago, IL 60602

Re: Your Resignation

Dear Dr. Sinclair:

The Board of Directors of VirtualSellers.com, Inc. ("VDOT") has approved the following, subject to your agreement:

First, your employment agreement with VDOT dated January 1, 2000 (the "Employment Agreement") and any other employment relationship that you may have with VDOT or any of its subsidiaries or affiliates, is terminated for our mutual convenience effective upon the date (the "Effective Date") that the later of the following two events occurs: (i) you deliver to us the enclosed copy of this resignation letter, signed by you in the space provided for your signature and (ii) the S-8 (as hereinafter defined) is filed with the Securities and Exchange Commission (the "SEC").

On the Effective Date, VDOT will:

      issue to you one million shares of VDOT common stock, registered on a Form S-8 (the "S-8") that will have been filed with the SEC on or before the Effective Date;

      issue to you a warrant (the "Warrant"), in lieu of any obligation to pay to you any termination compensation described in the Employment Agreement, entitling you to purchase up to 6,000,000 shares of VDOT common stock (which we will register on the S-8) at an exercise price of ten cents per share ($0.10) for a period of five (5) years from the date of issue of the Warrant;

      issue to you one million eighteen thousand one hundred eighty-one (1,018,181) shares of VDOT common stock, which we will register on the S-8, in lieu of any obligation that VDOT may have to you for accrued salary through the Effective Date.

Also on the Effective Date, you will deliver to us your written resignation from the Board of Directors of VDOT and any of its subsidiaries or affiliates, together with your written resignation from any office that you hold in or for VDOT and any of its subsidiaries or affiliates.

Promptly after the Effective Date, we will use reasonable efforts to negotiate the terms of a Consulting Agreement with you pursuant to which you will agree to provide certain transition or other services to be agreed upon to VDOT for compensation to be agreed upon. The Consulting Agreement, or our failure to successfully negotiate a Consulting Agreement, shall have no effect on your resignation or the payments that will be made to you pursuant to this letter agreement.

From and after the Effective Date, we will indemnify you against and hold you harmless from the claims and demands of third parties against you which arise out of your performance of your obligations under the Employment Agreement prior to the Effective Date.

As of the Effective Date, each of us hereby releases the other from any claims that either of us may have against the other; provided that this release shall not extend to or include gross negligence or intentional misconduct.

Finally, we acknowledge that you are owed $95,000 for reimbursable expenses, which amount we will pay you over time.

If the foregoing is acceptable to you, please sign the enclosed original of this letter in the space provided and return that original to Clark, Wilson, at your earliest convenience.

Sincerely,

VIRTUALSELLERS.COM, INC.

By all of its Board of Directors except for Dr. Sinclair, who is abstaining:

/s/ signed
Raymond Mol, Director

/s/ signed
Mel Baillie, Director

/s/ signed
Pierre Prefontaine

Agreed to and accepted by me this 13th day of November, 2001:

/s/ Dennis Sinclair
Dr. Dennis Sinclair